Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP,

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Sonic Foundry, Inc. for the registration of 522,500 shares of its common stock and to the incorporation by reference therein of our report dated November 14, 2003, with respect to the consolidated financial statements and schedule of Sonic Foundry, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2003, filed with the Securities and Exchange Commission.

Milwaukee, Wisconsin

July 6, 2004